Exhibit 99.2

Final Transcript

Conference Call Transcript

PFCB - Q2 2011 PF Changs China Bistro Inc Earnings Conference Call

Event Date/Time: Jul 27, 2011 / 11:30AM GMT

CORPORATE PARTICIPANTS
Mark Mumford
PF Changs China Bistro Inc - CFO
Rick Federico
PF Changs China Bistro Inc - Chairman, co-CEO
Lane Cardwell
P.F. Chang's China Bistro, Inc. - President

CONFERENCE CALL PARTICIPANTS
Joseph Buckley
BofA Merrill Lynch - Analyst
Jeff Omohundro
Wells Fargo Securities - Analyst
Brad Ludington
KeyBanc Capital Markets - Analyst
John Glass
Morgan Stanley - Analyst
Jeff Bernstein
Barclays Capital - Analyst
Mitch Speiser
Buckingham Research - Analyst
Larry Miller
RBC Capital Markets - Analyst

PRESENTATION
Operator
Good morning and welcome to the call. Your lines are in listen-only mode until the question and answer session of the conference. (Operator Instructions) Today's call is being recorded. If you have objectives, you may disconnect at this time. I'll now turn the call over to Mr. Mark Mumford, Chief Financial Officer.
Mark Mumford - PF Changs China Bistro Inc - CFO
Good morning everyone. Thanks for joining us today for PF Chang's second quarter 2011 earnings call. Joining me today, our CEO Rick Federico, President of PF Chang's; Lane Cardwell, President; Kacey Wyland and President of Global Brand Development, Mike Wellborn. We went to start off the call by apologizing for the time change. But we thought it was important to share our thoughts with you before the trading day begins. Unlike our recent earnings calls, where we capture opening remarks really brief, today we will have somewhat longer prepared comments which we hope will answer many of your questions up front. We're going to cut the call off at the 1-hour mark today in recognition and respect of a previously scheduled Panera call.

We'll start off with Rick's opening remarks, then provide a financial update before we open it up to the entire team for your questions.

Our statements today that are not purely historical and forward looking statements, our actual results may differ materially from those projected and any forward-looking statements due to various risks and uncertainties including those found in risk factors section of our annual report on Form 10K, our quarterly filings and Form 10-Q and our other filings with the SEC. All forward looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update these statements to reflect events or circumstances after the date hereof. We plan to file our second quarter Form 10-Q later today. With that I'll turn the call over to Rick to begin.
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
The morning and thanks for joining us. Over the years you've come to expect direct and honest communication from our Company and today will be no different. We know our second quarter results are disappointing to you. They're even more disappointing to us both our Management team in our Board. We are taking immediate steps to address the issues impacting our operating performance. More on just a few minutes

Over the past several years we have operated under a core belief that focusing on executing our concepts of a high-level we would be the beneficiary of a improving consumer environment as the economy turn around. We expected our guests to begin to visit us more frequently just as they had in the past. Whether the economy has begun to recover is a debatable, however what is clear is that we began to see significant and unexpected decline in sales trends towards the end of our first quarter. When we spoke in April we knew that these trends have worsened during the first few weeks of the second quarter. But at that time we were unclear as to the cause of this weakness and could not predict whether it would continue. This was frustrating for us and we know it was frustrating for all of you.

Today we have much more clarity. We now know that what started off as an unexplainable change over several weeks have turned into a trend. We don't significant homework with additional consumer research and further internal analysis and we now know that the number one sales challenge at both concepts relates to our entry-level price points. At the bistro our comps were negative during the second quarter as we saw our lower ticket bucket drop off at an accelerated rate compared to the first quarter. You can think of Burt for ticket buckets.

As we mentioned in April, almost all of our first-quarter comp improvement was driven by the highest ticket bucket which we defined as those tickets over $85. In fact, when we break down our sales and look at all tickets under $45 compared to those over $45 we see some very interesting insights. We continue to see positive comp in the over $45 ticket buckets as those sales increased about 1.5% in the second quarter. This ticket category includes much of our larger party, business spend and special occasion traffic at the bistro. And our sales trends among these groups tell us that we can continue to be a solid best in Asian choice for these customers.

Now turning to the under $45 ticket buckets, we saw negative comps during the first and second quarter. But the rate of decline is significantly accelerated in recent periods. Specifically, our under $45 tickets were running down about 3% for the first quarter but we saw significant drop-off during the second quarter when this group was down almost 8%. This tells us we are losing our lower ticket guest at an increasing rate and our second-quarter sales trends reflect that reality.

Also, on the consumer research front, our recent results indicate that absolute price points is a key barrier to more frequent usage at both of our concepts. Many consumers have a strong affinity for our brand but just finding them a bit too expensive for their everyday use. This is also evident in the overwhelming guest response to various promotions. Our example, whenever we've done an email marketing around an online ordering promotion, when we would typically offer a 20% discount on a given day, we've seen significant comp lift on that today.

And at Pei Wei, we ran our 2 entrees for $10 in promotion of their 10th anniversary. And that was last year. The guest response was phenomenal. Our current Facebook lettuce wrap promotion for the Bistro has proved extremely popular with the guests. And is even generating new traffic for us with almost 50% of the offer redemptions coming from new customers. In addition, to our Bistro happy hour offers of great value proposition that has been extremely well received by our guests. In fact, happy hour was the only positive day parts in the second quarter. Clearly new product innovation and lower price points equal traffic.

Okay so what's that tell us? Well, we know there's still significant demand for both of our concepts. We see our guests respond in droves whenever we offer lower price points and enhanced value. But we also know that we absolutely need to do a better job of addressing the needs of our lower ticket guests. We plan to do this in a number of ways that focus on raising the bar in terms of innovation and value at both of our concepts.

As I will discuss in further detail in just a moment, we have specific actions and initiatives planned and underway to get sales heading in a direction that more properly reflect the strength and potential of our concepts. We want to regain being on the top of the list when our guests are choosing where to dine. Each of our initiatives and tactics is based on both internal analysis and consumer feedback, such as those I've already described, with a focus on delivering long-term results. Typically, we would not talk about some of these plans until they were more fully tested and ready to introduce to the system. But in this case, we believe you have the right to increased visibility into our thoughts and actions. Please know that not all of this will make it to the finish line, but we are moving with a high sense of urgency to evaluate and implement what works.

So here's a more color on what we're going to do. I'll start with the Bistro. PF Chang is still one of the most admired brands. But as I mentioned earlier, we have a clear opportunity to improve our price value equation at the Bistro for our guests. We have initiatives planned around all 3 pillars of our brand; Food, service, and ambience. Specifically we're doing meaningful things to improve the price value for each guest, improve the experience for each guest, and evolve the look and feel of our restaurants. All of which should create real opportunities to create guest traffic.

Our key initiatives of these areas include; first price value. We are going to enhance our happy hour offering. We're creating a new lunch menu with lower prices and more lunch style menu items. And were augmenting our dinner menu with more of lower-priced entrees. Second on guest experience; service enhancements through targeted staffing, increases and improved execution, and the use of a call center for phone-in to go orders. And third on restaurant look and feel, accelerated and targeted remodels and innovation and developing the next phase for our Bistro.

Now let me talk about a few of the details around those. Our recent initiative around enhancing our value equation at the Bistro started with the successful introduction of happy hour. Happy hour continues to represent an important opportunity for us. As it offers the consumer a great value and drives traffic during a typically slow time of the day. We continue to leverage the popularity of our happy hour with enhancements to our triple happiness offering. Included an upgraded new menu formats, new cocktail offerings such as our Dragon Martini, Coconut Lemon Sour, and Yuzu Ginger Mojito, all at very attractive price points.

The next largest opportunity for the Bistro is at lunch when we can offer lower price points and increased frequency. As I mentioned in the past, our current menu is really designed for the dinner guest. So we end up serving dinner at lunch and we need to serve lunch at lunch. To address this, we have now created a stand-alone lunch menu with lighter fare that is portioned and priced for lunch. This menu offers a wider variety of taste profiles including more salad options such as our new Ahi Tuna with Ahi salad, and new wraps and pockets like our grilled lemongrass chicken pocket. These items migrate away from our traditional wok cooked menu which gives guests more options for greater variety at lower price points. Our new lunch format also allows for quicker experience during the guest lunch hour. We are currently testing our new lunch menu in a handful of stores and will keep you updated on our results.

Next up will be expanded dinner menu where we have opportunities to add entrees that carry a lower price point, say in the $8 to $12 range. These are currently being worked by our culinary team back in our test kitchen and we will have more specifics for you in the future.

On service, our most important initiative is elevating our service levels. Our operations teams have done an outstanding job at managing their business during tough times we faced over the past few years. We've achieved labor efficiencies despite our declines in sales by having a laser focus on things within our control such as improve labor scheduling, enhance cross training and better prep procedures.

We're happy with the direction of these initiatives, however, we now believe it is important to improve our overall service execution. During the second quarter, we began investing additional labor to targeted staffing increases to provide greater hospitality and a stronger manager presence. Longer term, we plan to continue investing in raising the bar on our bistro service levels. We're currently evaluating all aspects of our service strategy for making sure we're hiring the right people to enhance our training programs to better focus on the important aspects of service. This will better ensure our teams are consistently providing a guest a great experience at every touchpoint.

We also believe that our enhanced -- that we can enhance the guest experience through the use of a call center for phone-in to-go which represents about 12% of total sales. Today we launched a pilot test of a new call center which will free up our host team in our restaurants to better serve our in-store guests and improve the call experience for our guests placing their orders. As an added benefit, it should also drive a slightly higher ticket average on our takeout orders. And were far along with the test of a mobile application that puts online ordering, reservations and menu and nutrition information into the hands of our guests.

Lastly, we recently completed a refresh of our Dallas, North Park location and have seen a corresponding positive lift in sales. Since the remodel, comp sales at this location have outperformed the rest of the Dallas market by 5% to 6%. While we've always made continued investments in maintaining our restaurants and ensuring that they stay looking their best, based on these results, we plan to invest additional financial and human capital into an accelerated remodel strategy. In addition, as I mentioned last quarter, we are working to develop the next stage of evolution for the Bistro. This will include a completely new view on all aspects of the concept including architectural design, service, menu, music, etc. We're planning to temporarily close our store in Irvine, California in August and will reopen with its new design sometime around Thanksgiving.

Now turning to Pei Wei. Pei Wei did have a bumpy quarter. However, we continue to have great confidence in the Pei Wei concept. A consumer feedback scores continue to range in the mid-90s. However, we are not currently effective and leveraging Pei Wei's strong brand attributes. We now have the results of the detailed traffic study that helps us understand potential barriers to Pei Wei visitation and frequency compared to our competition. While personal economic stress on our guests was the most commonly stated reason for reduced visits, that stress has clearly had less of an impact on our competitors.

We have opportunities to strengthen our value proposition at Pei Wei by adding greater variation in pricing and portion size. Our key initiatives include first on price point. Creating a tiered menu with lower entry prices, offering a greater variety of portion sizes and augmenting our menu with more small plate items. Second on restaurant ambience and development, targeted remodels of older locations and the creation of alternative store formats to accelerate Pei Wei growth opportunities.

Moving into more specific details, while we do get high scores for current price value, we now realize that we don't offer enough options in the $3 to $6 price range. We are currently testing a new lunch menu offering called Pei Wei select. With a slightly smaller portion combined with the choice of a spring roll, soup or an asian slaw, this combination has been a specific lunch test in 7 locations and has been very well received and could potentially drive incremental traffic.

In early August, we plan to introduce Pei Wei select at both lunch and dinner in 2 of our larger markets with a price point of $6.25 to $6.50. In addition, our culinary team is working on developing additional items that could be priced between $2.95 and $4.95. For example, we are currently testing a number of different small plate items such as lemongrass chicken noodle salad priced at $3.95 in several markets with very good early results. These new menu offerings are designed to offer our guests a greater variety of items at lower price points. While still delivering a high quality they expect at Pei Wei. This should enhance our overall value proposition to help drive improved, sustainable guest frequency over the long-term.

During the second quarter, Pei Wei brought back our most popular limited time offer to date, caramel chicken. We supported this LCO with marketing dollars and our primary market of Dallas and Phoenix. Caramel chicken is one of our best-selling LTO and has tremendous positive feedback from our guests. We are currently planning a new menu item for our fall LTO, Thai basil chicken. Historically, the combination of Thai and chicken dishes have performed very well for us so we are excited about the potential for this LTO. Our LTO strategy has been successful for the past few years, as a great way to introduce guests to the Pei Wei offering.

However, we are now at a point where we need to develop a more robust, broad brand marketing strategy to further raise brand awareness. To that end, we have been doing research around ways to best communicate the freshness and quality of our products. In October of this year, we plan to launch a new quality marketing initiative that better highlights these strong brand attributes to the consumer.

Turning to ambience, as Pei Wei concept is that ten years old, we've begun a new remodel strategy to help create a warmer, more comfortable setting with an urban feel. 2 stores in our Arizona market are now complete and we've gotten great reviews from our guests. Although it's early on, we've seen improved performance at these locations since the remodel and believe it's vital to continue to invest in the future of our brand.

Finally, we opened 2 new Pei Wei locations in the second quarter. This was the total number of restaurants open to the year at 5. While we do not plan to open any more restaurant this year, we continue to fill the pipeline for 2012 and plan to open 20 -- around 20 next year. We currently have [60] locations under lease or with a signed letter of intent. We've done significant work over the past few months to design Pei Wei for different size locations and with a more flexible design. We are actively searching for real estate in A markets and we believe this will give us more opportunities in the future.

In summary, while many of the Bistro and Pei Wei initiatives are in the early stages, we believe we are on the right track to address competitive challenges by exceeding customer expectations in providing great value proposition. Which will deliver meaningful benefits to our business over the long-term.

Now briefly turning to our global brand. We currently have 13 international locations and we are extremely pleased with their performance so far. At the beginning of the year, we said our partners would open 7 to 10 international locations and it now looks like we will hit the high end of that range.

On the retail product side, our home menu product line launched over about a year ago, according to Nielsen data provided by Unilever, total retail sales for the past 12 months exceeded $100 million. Actually retail sales were substantially higher than this because Nielsen data does not include Wal-Mart or club sales. While we do not intend to report regularly on our retail sales numbers, we wanted to give you a sense that both Unilever and PF Chang's are very happy with this product introductions. We have 4 new product line extensions set to launch in the second half of this year, which will bring our total SKUs to 12. And our chefs continue to work with the Unilever team on future product offerings. In addition, as we mentioned last quarter, our first 2 Pei Wei airport locations are scheduled to open in the fourth quarter of this year and we now plan to have several other airport locations opening in 2012.

Finally we are currently in advanced discussions with partners for our first Pei Wei international and New York City location. These would be operated through licensing agreement and managed under our global brand umbrella. We believe the Pei Wei international licensing provides a natural extension of our Bistro international businesses. New York City would represent our first non-airport domestic Pei Wei licensing agreement and it is really based on the unique nature of doing business in New York City.

I want to point out that we have not changed our thoughts on the balance of our Pei Wei domestic development strategy. While we're very excited about these potential opportunities, we do not yet have definitive agreements in place so we cannot provide many details at this time. We could provide no assurance that these transactions will reach fruition. However we will provide you with an update if and when agreements are completed. It is important to note that we do see global brands as a significant opportunity. We're just beginning to scratch the service of this potential and believe it will be one of the major contributors to our long-term earnings growth going forward.

In conclusion, while we are clearly not happy with our recent performance, we are not discouraged. We gained greater clarity or around fact-based actionable issues we can now address. We have experienced leadership team that will make sure we have the right people in the right roles to guide us through this. We are confident in our plans to address current challenges and our ability to restore positive momentum to both of our brands. We do operate 2 great brands that are respected and loved by our guests. And one of the overriding goals is that before each guest leave their current visit, that there are already planning to visit us again. And we're very confident we will return to our industry leading position in the future. With that I'll turn over to Mark for the financial update.
Mark Mumford - PF Changs China Bistro Inc - CFO
Thanks, Rick. EPS for the quarter came in at $0.40 which compares to earnings of $0.55 per share last year. And was roughly $0.20 off our own expectations. Many factors contributed to our weak second quarter results. We saw average weekly sales decline at full concepts which caused deleverage across most expense lines. Labor expense was up substantially and we impaired a Pei Wei location in Memphis resulting in about a $0.02 charge reflected in depreciation expense.

Let's take a closer look at sales. Bistro revenues were down almost 1% with comp sales coming in at negative with comp sales coming in at negative 2.5%. Comp decelerated of it throughout the quarter. While ticket was up slightly, in part due to a menu price increase of about 1.7% in May, it was not enough to offset traffic declines that began in the second half of Q1 and are still continuing into the first part of the third quarter. While Bistro sales softness affected us during all day parts and across most geographies, our weekend business suffered most. Weekday lunch was only slightly negative reflecting ongoing strength of our business guests.

At Pei Wei our second quarter comp sales were down 2.7%. Comp trends, while still negative, improved somewhat throughout the quarter as we saw the benefits of our summer LTO which we [threw] advertising dollars against. Pei Wei sales softness was also widespread. Each of our 4 key states, Texas, Arizona, Florida, and California which represent two thirds of our business, were negative this quarter. Compounding the topline weakness were challenges on the cost side of the business.

As expected, we experienced higher commodity troughs for most of our product basket. We continue to expect to see overall commodities inflation of 4% to 5% in the back half of the year and 3% to 4% overall for 2011. But by far the biggest challenges labor where a couple of things cuts against us. We saw more high dollar claims in both health and workers compensation insurance which accounted for about $0.08 of our EPS decrease versus last year. It's not unusual to see periods of higher activity every so often and at this point we were seeing an anomaly rather than a start of a trend.

In addition, as Rick mentioned, we increased labor at the Bistro to support the higher levels of service that customers expect from the brand. And while we expect to see that investment pay off over time, we will feel the pressure in the near-term. Also impacting the labor line is the attention and care we are giving to our efforts to manage workforce eligibility. Notwithstanding, what we considered already best in class processes, this is a very difficult area and as you know, we recently found ourselves a subject of an investigation by the sheriff of Maricopa County that rebuild even the best of the systems can be breached.

Because of our determination to address these issues, we have experienced greater labor pressure than we had anticipated and expect that to continue in the future for some time as we continue to refine and implement enhanced systems and programs in this area. Overall, the topline and cost pressures added of 150 basis point decrease and Bistro restaurant cash operating margins to 17.5%. And a 300 basis point decline in Pei Wei margins which were 13.4%. G&A saw 5% benefit from lower share-based compensation expense this quarter as compared to prior year. As a reminder, a large portion of this year share-based compensation depends on the performance of our stock against the Russell 2000 index.

The bright spot this quarter was in global brands. We are pleased with our performance with strong sales levels that are exceeding our initial projections and those of our partners. We are now in our third year and our original mandate was to achieve break even in year 3. Global brands earned about a penny last year and we expect to earn about $0.06 this year so we are extremely pleased to be ahead of that schedule and see a positive contribution to EPS. Before that over to the balance sheet, I should note that we've adjusted our effective tax rate for the year from 30% down to 28%, based on our lower earnings expectations.

Let's talk about cash. We ended the quarter with a cash balance of $59 million. Cash flow from operations was $20 million. That's down about $8.5 million for the second quarter of last year, primarily due to lower net income and a timing shift in accounts payable. We spent a total of $10 million in CapEx, resulted in free cash flow of $10 million for the quarter. We returned cash to the shareholders in the form of buybacks and quarterly cash dividends. During the second quarter we used $17 million to repurchase 424,000 shares, and paid almost $5 million in cash dividends. I should note that beginning in the second quarter, we moved from a variable quarterly cash dividend of 45% of net income to a fixed amount of $0.25 per share. The change would give our shareholders more visibility and make the dividend payments more predictable. For all of 2011, we continue to expect return about $80 million back to our shareholders, including just over $20 million in the form of cash dividends and about $60 million through share repurchases.

Let's turn to our outlook for the remainder of the year. Our revised full-year guidance of $1.60 to $1.70, assumed that comp trends will stay about where they were in Q2. For the back-half of the year we're forecasting comp sales to decline between 2% and 3% at both concepts. We also expect continued pressure on labor and cost of sales for the remainder of the year. In total, we expect restaurant operating margins to decline about 120 basis points for the full year and be down about 150 to 160 basis points in the back-half of the year.

On G&A, a large portion of this year's share-based compensation expense depends on our stock performance against the Russell 2000. Our original 2011 forecast assumed that the performance unit awards would settle at max at $12 for RIP and $9 for Burt, which meant we would have had $0.24 of EPS expense versus the $0.11 that we had last year. Based on our recent stock trends relative to the Russell, the Q2 value for the awards was roughly $6. We have used that number in our updated forecast, which means our estimated full-year expense is about $0.05 of EPS or roughly $0.19 favorable to our original thoughts. Since inception in 2009, we have booked around $0.19 in EPS. The ultimate value will be determined at the end of the year based on the relative performance to the Russell. We will update you on where we stand at the end of Q3. Finally, we are also revising our estimate for cash from operations and now expect it to range from $110 million to $120 million, down from our original guidance of $130 million to $140 million. With that, let's open the call for questions.

QUESTION AND ANSWER
Operator
(Operator Instructions) Joe Buckley with Bank of America Merrill Lynch.
Joseph Buckley - BofA Merrill Lynch - Analyst
Rick, could you talk about the source of the new insights and research into the brands that underlie your strategy? Did you engage somebody from the outside? Or change your customer feedback methods to gather this new info?
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
Yes. Thanks, Joe. We did. We did a variety of different things. We continued the processes that were already in place with things like mystery shoppers and all of our external or internal quality assurance reporting. What was interesting of those cases, was the reporting actually maintained fairly constant over the prior year. We did engage both brands with outside research firms specifically designed to focus on current traffic trends in relationship to competition and in relationship our own expectations. So, a lot of what we're talking about today is in part some of our original thoughts, but supported by some additional research.

We also have a new technology that we're utilizing that allows us the opportunity to go out and pull in all customer comments on the Web. It could be blogs, it could be Yelp, it could be Chowhound and aggregate those in a way that gives us a performance scorecard. That's a new technology that were able to use to monitor the consumer feedback in a way that we couldn't in the past.

Joseph Buckley - BofA Merrill Lynch - Analyst
With a greater emphasis on price value, is there a greater acknowledge of the independent Chinese restaurant operators as direct competition?
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
No, Joe, we don't see that. We continue to see the competition, both of our brands as the typical cast of characters that we've identified in the past. There isn't anything that indicates that the independent Asian restaurant is gaining ground. What we have seen in our data, is a much wider variety of Asian product served in non-Asian restaurants and that clearly spiked, for the first time, in our data. So there are opportunities in the marketplace for a consumer to satisfy their craving for an Asian profiled dish in a non-Asian restaurant. And for the first time, like I said, that did spike as one of the reasons for reduced frequency to both of our brands.
Joseph Buckley - BofA Merrill Lynch - Analyst
Okay, and just one last question. I appreciate the candor on the plans, particularly around price value. Do you have a sense of check average for both brands and margins for both brands where the emphasis on price value may take you?
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
We don't, Joe, in terms of a targeted number, what this is really designed to do is to help us recapture the guest that is obviously more focused on just a pure entry price. We do have some rough calculations in terms of, say for example, the lunch menu. Again, with the entire lunch menu will be-- it's been introduced in test to sort of gauge consumer acceptance and operational efficiency, and it's been divided up into 4 segments. It now being rolled up in the next week to 2 weeks and being introduced in aggregate in individual restaurants in order to further that experiment. Our expectation is once we get our arms around actual product mix, it will help us determine what kind of sales lift we think we're going to need-- or traffic lift we are going to need in order to maintain margin. Our rough estimate is probably 3% to 4% during that period of time.
Operator
Jeff Omohundro with Wells Fargo Securities.

Jeff Omohundro - Wells Fargo Securities - Analyst
Regarding the renewed focus on price value at the Bistro, does that shift some of the reliance on Chang's for 2, in terms of your expectation on mix going forward? And also when thinking about that May update, menu update, at the Bistro and the enhancements to that offering, how did that perform?
Lane Cardwell - P.F. Chang's China Bistro, Inc. - President
This is Lane Cardwell. Chang's for 2 is still a real important driver for us on value. We get great scores back from our guests in terms of them knowing exactly how much money they'll spend going in. They tend to spend more than the $40, which is to our benefit, but that's at their option. We've seen a nice lift with people choosing upcharges on the new Chang's for 2. It's added nicely to the guest check and it's made it possible for people that may had to opt out of it before to now be able to include it in their plans.
Jeff Omohundro - Wells Fargo Securities - Analyst
And then secondly, it sounded like you alluded to traffic continuing to be weak in the beginning of Q3. I was wondering if you could clarify that a little more, particularly in the context of the apparent success of the Lettuce Wrap Facebook offer.
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
Our traffic so far here in Q3 through the first few weeks, Pei Wei's running down about 2.5, we took out the Fourth of July day just to give a cleaner picture of it. And then Bistro's running down around 4% right now sans the July 4 holiday.
Operator
Brad Ludington with KeyBanc Capital Markets.
Brad Ludington - KeyBanc Capital Markets - Analyst
Mark, just a quick clarification, on the numbers you just gave for Pei Wei and Bistro, that's traffic, not same-store sales?
Mark Mumford - PF Changs China Bistro Inc - CFO
I'm sorry, that's comp.
Brad Ludington - KeyBanc Capital Markets - Analyst
Okay
Mark Mumford - PF Changs China Bistro Inc - CFO
Yes, comp.
Brad Ludington - KeyBanc Capital Markets - Analyst

Okay, thank you. I wanted to ask, on the Unilever products that are obviously doing well, but given that you say it's the lower check average customer that's seeing pressure, do you think that there's issues with that cannibalizing sales at the Bistro
Lane Cardwell - P.F. Chang's China Bistro, Inc. - President
This is Lane again. Our research shows it actually is helping us. We're not a broad-cast type of concept, and with the visibility of the home menu products in grocery stores, it's reminded a lot the people who sometimes forget about us sometimes, that we're out there. We got great marks from every one of our guests who have had exposure to the product. Not just on the product itself, but it actually accentuates their view on the concept. So, it's been a real positive for us.
Jeff Omohundro - Wells Fargo Securities - Analyst
Okay. And just one other. Rick again, you gave a lot of great color and I appreciate it. I just wanted to ask a little bit more on the sandwiches and wraps you're talking about adding. Are those something that's on par with the lettuce wrap or something else? And if it is something else, is there any concern that might confuse the positioning or the concept for the consumer?
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
If you back up several quarters ago, I think what I talked about was some research we have done where we had presented a wide variety of consumers' different menu platforms. They ranged from our traditional wok cooking all the way down to as aggressive as doing a hamburger with an Asian side item. And we did that to try to define for ourselves how far the consumer would let us go. What we found was that the guests gave us much greater latitude that we were giving ourselves. And that was led impetus for the decision for trying to do lunch for lunch versus staying with our traditional wok cooking.

So, when we talk about wraps, if you think about more traditional style lunch items, our wraps are a version of say a bonmi vietnamese sandwich. So we got -- you will see things on the menu that the first time you go, they're very interesting, they're very innovative, they do carry a good price point. They're designed for lunch, they're designed to be fast and effective, but they don't look like our very traditional wok-cooked items. And I think at this point in the history of our brand, breaking through that is an important aspect for the future development for the business.
Jeff Omohundro - Wells Fargo Securities - Analyst
Thank you. I'll look forward to seeing those.
Operator
John Glass with Morgan Stanley.
John Glass - Morgan Stanley - Analyst
First, can you clarify what you mean by the service enhancements at the Bistro, what does it literally mean? Are you shrinking the number of tables that a server has, for example, or what else is involved there? And does the second quarter numbers, do they reflect the full load of the increased labor on that? Or was that partially through the quarter so that it will increase again in the third quarter?
Lane Cardwell - P.F. Chang's China Bistro, Inc. - President
This is Lane. We're looking at service from a lot of aspects. We've done-- a large number of our system, we've gone out and done internal audits of our system top to bottom. We haven't ever changed our standards, what we were measuring was whether we were living up to our standards. Our standards are 3-table stations, and in some instances can extend it to 4 for very few people, and what we've been doing is going back and making sure we're living up to that. Over the past 3 years, we've gotten more efficient on the labor side, and what we've gone back at and looked at is whether we've gotten a little bit too efficient, and we've been dialing back a little bit more labor into the model, but we're also looking at manager effectiveness. We've put some programs into effect that at times have taken managers off the floor.

We've got our regional Vice Presidents in next week, we're going to go through a list of things we've done in the last 2 years and peel back those that have actually made our managers less effective. But we're going to add labor where it's necessary, we're not going to go overboard. There's about a 0.5 of a point service enhancing labor in the last quarter, and we're going to evaluate whether there's another 0.5 of a point that's needed in the quarter ahead.
John Glass - Morgan Stanley - Analyst
That's very helpful.
Mark Mumford - PF Changs China Bistro Inc - CFO
John, in our forecast, how were looking at it, we expect the group medical and workers comp to abate somewhat, the pressure that we saw there in Q2. And as Lane mentioned, that 40 to 50 basis points at the Bistro is probably going to be with us. And you think about Pei Wei, it is probably going to be a little bit higher. They're seeing a little bit more pressure from their efforts around authorized workforce. And back-half of the year they're probably going to be up somewhere around 100 basis points compared to the previous year.

John Glass - Morgan Stanley - Analyst
Great. Just one more question then, which is I understand the comment about the 3% to 4% traffic lift required to offset the lower pricing, but lower pricing combined with more service, combining with putting more capital in the business, I would think means structurally lower margins than you've experienced historically. Maybe tell me why that's not the case, but it would seem like some of those three would have to lower your restaurant margins permanently. And then can you talk about how much capital you are currently contemplating reputting into the brands through remodels? Is this significant increase in your CapEx over the next several years?
Mark Mumford - PF Changs China Bistro Inc - CFO
Yes, and John, you are absolutely right. In the short-term we are going to see some margin compression. As we look at Q3 and Q4, our efforts are really around driving traffic and driving comp sales at both of the concepts. Once we get that top line moving again, we're confident that we can drive the profitability to where we want it to be to still deliver the great returns that we've always delivered. And so our focus for the remainder of this year is really going to be on that, and you are going to see some margin compression at both concepts.

As Rick mentioned, on the call, we are going to dedicate some capital to the remodels in 2012. Right now, when we're looking at it from our long-term capital perspective, were thinking about $25 million for 2012 just for the remodels. The majority of that going over to the Bistro side. Today it's difficult to say exactly how we are going to deploy that capital. We're evaluating the entire system, we're looking at the age, the sales volume, the competition, the markets. Depending on how that comes out, it's going to tell us what type of remodels and what type of focus we're going to put in each of those stores.

We've got three different remodel packages. Low remodel, which basically covers flooring, tables, chairs booths, lighting, those type of things; a more medium mid-term type of investment, we would also look at remodeling the bar, the bathroom, kitchens and so forth. And then a high remodel, kind of like we did it at Dallas North Park this year, is a lot more invasive, we could be adding seats. It usually is a major restructure to the restaurant like moving a bar or so forth.

And as Rick mentioned, we're also putting some G&A around that, including dedicated people in the design and project management. But were confident, if you look the remodels we've in the past, we've done one down in Miami, we did one last year in Dallas, and we've always seemed to get a very good return from those investments. So, couple that with we're seeing right now in our results and our consumer research, it makes a lot of sense for us to put the pressure on the gas pedal. So long-winded here, but if you take what we spent in 2011, you look at the changes, a real rough starting point for 2012. Add $15 million additional for Pei Wei for the new stores, the $25 million we're committing for the remodels, and that puts the rough math of $75 million to $80 million for 2012.
Operator
Jeff Bernstein with Barclay's Capital.
Jeff Bernstein - Barclays Capital - Analyst
Couple of questions. This first is specific to Pei Wei. Sounds like you're being more flexible with the model and the design for future build-out, I know you're accelerating that meaningfully next year. At the same time, it seems like you're lowering perhaps the entry-level offerings are bringing things down to $3 to $6 entry level. Just wondering whether you've thought about at all changing how the actual model operates? Whether it be the food prepared real-time for the guests, whether you could change that a little bit just to bring down the labor costs and drive higher margins?

And then on the Pei Wei front as well, you mentioned future unit growth, doing a licensing in New York, and I didn't know whether that would imply going forward that there were other cities where you could see something similar and perhaps let some license growth go with Pei Wei. And then I had a follow-up.
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
Jeff, its Rick. With regards to service strategy changes at Pei Wei in a way that might enhance the margin on the business. Yes, we have and continue to consider those kind of alternatives. We have done some work around that. We're not prepared to throw into a test environment yet, but we are working through some of the product development challenges, as well as the service challenges. We will put that in front of some consumers and see if they're willing to accept that level of adjustment, but that's not work that you'll see completed in the next quarter or so.

With regards to additional licensing, we do view New York City as a unique animal. As you know, we've never put a PF Chang's restaurant there. We've always felt that it would take a local operator, someone that really has been in the industry and really knows the ins and outs of doing business in the city. That's why we've chosen to license or to partner with the development there. We really haven't given any other consideration to other markets, as we tend to view those as being -- we've got other restaurants typically in those areas and there doesn't seem to be any direct benefit of this point time to consider additional licensing.

Jeff Bernstein - Barclays Capital - Analyst
Okay, and then just a follow-up on the former question on remodels and cutbacks. I'm just wondering what you'd guesstimate the spend would be at each of the 2 brands for a typical remodel. I know it's early, but what the cost might be? And just from a history standpoint, the average age of each of the brands, I think you said Pei Wei being 10 years, just trying to gauge that for both. What percent of the system might we see remodeled by the end of 2012 based on those CapEx numbers you gave earlier, Mark? And Bistro I think you said was about a 5% comp lift, I didn't know what you were expecting perhaps on the Pei Wei side?
Mark Mumford - PF Changs China Bistro Inc - CFO
Yes, and the majority of that capital is going to go over to the Bistro. Simply because you look at the beginning capital for a Bistro, and what we're expecting for the remodels to cost, it's just a larger dollar amount. You know as far as, I think your question was -- I'm sorry.
Jeff Bernstein - Barclays Capital - Analyst
How much per remodel?
Mark Mumford - PF Changs China Bistro Inc - CFO
How much per remodel. A lot of that's going to depend on what type of remodel that each of the areas, each of the locations that we've identified for remodel require, and a lot of that is going to depend on the age, the competition and so forth. So, right now we've put the $25 million number out there. A low remodel is probably is going to run in that $300,000 to $400,000, a medium is probably going to be in the $500,000 to $700,000 range, and then a major remodel is a $1-million-plus. Pei Wei is much lower, it's probably in the $200,000 to $300,000 range, somewhere in that vicinity.

As far as how many of the restaurants we touch next year, the reason we're putting their dedicated resources to it is to accelerate that process. So, we're hopeful that we get, looking at the Bistro, somewhere around that 20%, 25% of the Bistros touched next year.
Jeff Bernstein - Barclays Capital - Analyst
And the potential comp lift at Pei Wei, is there any idea relative to 5 points for Bistro?
Mark Mumford - PF Changs China Bistro Inc - CFO
That remodel is relatively new, and so it's really not data that we've got our arms around yet.
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
And one of the higher-dollar ones.
Operator
Mitch Speiser with Buckingham Research.
Mitch Speiser - Buckingham Research - Analyst
I'd just like to address the customer research, and, Rick, it didn't seem like anything you mentioned in the customer research had to do with the stores feeling tired or anything. And most people would agree, I think, that the stores actually look very good. Just wondering why the focuses is on the remodel?

And I guess on another angle, a couple years go you came out with grilled items, I think it was a way to broaden in the menu. It seems like if anything -- or did the research show that Chinese might be a little too narrow, and with a lot of Pan Asian restaurants popping up, and as you mentioned non-Asian restaurants doing Asian, did that come up in the research at all? That maybe the Chinese niche might be a little too narrow, which is limiting folks from coming?
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
Let me start with the last and work backwards. Non of the research said that Asian has become limited or Chinese was actually a limited category. What it did say is that more people are eating Asian food in other -- in non-Asian restaurants. And so when we asked for reasons why they may have reduced frequency at a PF Chang's, one of the reasons given was almost like the veto vote. I went with my uncle to a say Cheesecake Factory. I don't eat Asian food, he ate Asian food on that particular visit to cheesecake, so consequently it reduced a potential visit for us just based on some flavor cannibalization.

With regards to the grill, if I'm going to be self-critical of us, I think we have underutilized the grill. I continue to believe that menu diversification is the right thing for the Bistro to do. When you think about our menu, we have 100-plus items which would equate to a lot of variety, but if you don't happen to like wok cooking, that variety shrinks significantly. Again, think we have underutilized that asset, and I think you will see, as we continue to focus on new menu development, you'll see an increased number of items coming from that area of the kitchen. In fact a lot of the new lunch items are focused off coming off the grill, and they also give us the opportunity to continue to develop and evolve a more healthy option versus what we normally see from wok cooking.

From a remodel perspective, you are correct, one of the things were incredibly proud of is we have restaurants now that are 15 years old that look nearly as good as the day we opened them. So, we have never really had significant maintenance issues. However, I think just from a consumer's perspective, if you've been going to our restaurants for a long period of time, you become accustomed to a particular look. And that look used to be new, vibrant and innovative, and today maybe not so much. We think there are ways to enhance that experience for the guest in a way that is a little newer and a little fresher. But I can tell you the one thing you can count on is this, we're always going to invest our capital into CapEx, or into maintenance CapEx. Because the alternative to having tired-looking, worn-out restaurants can be catastrophic.
Mitch Speiser - Buckingham Research - Analyst
Thanks. Sorry, if I could just slip in a separate question just on the performance units. Is seems like you're expensing about $0.05 this year. There was an expensing of $0.19 or so prior, and God forbid this happens, but if the stock were to outperform the Russell through year end, is it then safe to say that $1.60 to $1.70 has about $0.24 of cushion behind it?
Mark Mumford - PF Changs China Bistro Inc - CFO
Yes, I mean if you look at our expectations this year of $0.05, we booked $0.19 in the past, so you're right, we have $0.24. If you look at the value today, it's $6, so rough math tells you that for each $1 of value on the PUs, it's worth about $0.04 an EPS. So, you can do the math as easy as I can on that. Operator, we've got time for 1 more question.
Operator
Larry Miller with RBC.
Larry Miller - RBC Capital Markets - Analyst
Just wanted to ask a philosophical question here. A few other companies have done this large-scale price repositioning. In fact, it's not that different than what Outback and California Pizza Kitchen are doing, and neither of those companies are public anymore. And if you think about it, for Outback, it took several years. So, the first part of the question is, why wouldn't you at least think about opting to do this in the private market? And then secondly, can you talk about the decision to open stores at all. If your volumes, like Outback have done, as you reposition on the price value have dropped at least 10% and your margins are going to compress, wouldn't it make more sense just not to open stores over the next couple years until you figure out where everything shakes out on the return pf capital?
Rick Federico - PF Changs China Bistro Inc - Chairman, co-CEO
Again, I'll start with the back and work forward. As you know, we have very modest new unit growth at the Bistro in the neighborhood of 3 to 5 locations year. So, unlike in prior years where we were opening 17 to 20, I think that somewhat mitigates the impact or the risk of continuing store development, versus the challenges of stopping completely and trying to re-accelerate at some point in the future.
With regards to whether we could be more effective as a private Company or as a public Company, obviously at the Board level, we are always reviewing our strategic options. We continue to believe that this is a plan that's in place. I like to say we've dealt the 5 cards, we've got an opportunity to draw 2 new ones, but for the most part, this strategy is something that we've been working on actually prior to the drop in sales in the middle of Q1. We've been talking about the development of lunch and been working on it now for several quarters. So, we believe we have the opportunity under our current structure to get these initiatives in place, to get the results and to turn sales back with some positive momentum.
Mark Mumford - PF Changs China Bistro Inc - CFO
Great. I want to thank everyone for joining us here today. We will speak to you in October when we report our third quarter results. We're also looking forward to our upcoming investor day in November, where we can show you some of these initiatives in person. So, we hope you will consider taking a trip out to Scottsdale to join us. Thank you so much.
Operator
Thank you, this concludes today's conference. You may disconnect at this time. And thank you for your participation.